TRANSACTION AGREEMENT

by and among

PULTENEY STREET CAPITAL MANAGEMENT, LLC,

CONGRESSIONAL EFFECT MANAGEMENT, LLC

And

The other parties signatory hereto.

Dated:   February 18, 2014

TABLE OF CONTENTS

Page

ARTICLE I Definitions and Rules of Construction		1
1.1	Definitions.	1
1.2	Rules of Construction	7
ARTICLE II Purchase and Sale of the Assets		8
2.1	Closing	8
2.2	Sale and Purchase of the Assets	8
2.3	Excluded Assets	8
2.4	Assumption of Liabilities	8
2.5	Retained Liabilities	9
2.6	Consideration	9
2.7	Statements	10
2.8	Clawback.	11
2.9	Allocation of the Purchase Price	11
ARTICLE III Representations and Warranties of Seller and Singer		12
3.1	Organization and Power	12
3.2	Authorization and Enforceability.	12
3.3	No Violation	12
3.4	Governmental Authorizations and Consents.	13
3.5	Financial Statements.	13
3.6	Absence of Certain Changes	13
3.7	Assets.	14
3.8	Intellectual Property.	14
3.9	Contracts.	15
3.10	Compliance with Laws.	16
3.11	Litigation	16
3.12	Fund Investors; AUM.	16
3.13	Accounts Receivable	18
3.14	No Brokers	18
3.15	Disclosure	18
ARTICLE IV Representations and Warranties of Buyer		18
4.1	Organization and Power	18
4.2	Authorization	18
4.3	Enforceability	18
4.4	No Violation	18
4.5	Governmental Authorizations and Consents	19
4.6	Financial Capacity	19
4.7	Compliance with Laws	19
4.8	No Brokers	19
ARTICLE V Covenants		19
5.1	Conduct of Seller Prior to Closing.	19
5.2	Access to Information Prior to the Closing	20
5.3	Regulatory Filings; Other Agreements.	20
5.4	Certain Tax Matters	21

5.5	Non-Competition and Non-Solicit.	21
5.6	Payments.	22
5.7	Public Announcements	22
5.8	Commercially Reasonable Efforts	22
ARTICLE VI Conditions to Closing		23
6.1	Conditions to All Parties’ Obligations	23
6.2	Conditions to Seller’s Obligations	23
6.3	Conditions to Buyer’s Obligations	23
ARTICLE VII Deliveries at Closing		25
7.1	Seller’s Deliveries	25
7.2	Buyer’s Deliveries	25
ARTICLE VIII Termination		25
8.1	Termination	25
8.2	Procedure and Effect of Termination	26
ARTICLE IX Indemnification; Survival		26
9.1	Survival	26
9.2	Indemnification By Seller and Singer.	26
9.3	Indemnification By Buyer	27
9.4	Indemnification Procedures	27
9.5	Set-Off	27
9.6	Tax Treatment of Indemnification Payments	28
9.7	Effect of Investigation	28
9.8	Cumulative Remedies	28
ARTICLE X Miscellaneous		28
10.1	Expenses	28
10.2	Notices	28
10.3	Governing Law	29
10.4	Entire Agreement	29
10.5	Severability	29
10.6	Amendment	29
10.7	Effect of Waiver or Consent	29
10.8	Bulk Transfer Laws	30
10.9	Parties in Interest; Limitation on Rights of Others	30
10.10	Assignability	30
10.11	Jurisdiction; Court Proceedings; Waiver of Jury Trial	30
10.12	Reliance on Counsel and Other Advisors	30
10.13	Remedies	31
10.14	Specific Performance	31
10.15	Counterparts	31
10.16	Further Assurance	31

SCHEDULES

Schedule I –	Assets
Schedule II –	Assumed Liabilities

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of February 18, 2014, by and among PULTENEY STREET CAPITAL MANAGEMENT, LLC, a Delaware limited liability company, on the one hand (“Buyer”), and CONGRESSIONAL EFFECT MANAGEMENT, LLC, a Delaware limited liability company (“CEM” or “Seller”), and Eric Singer (“Singer”), on the other hand.

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and assign to Buyer, that certain Investment Management Agreement and Expense Limitation Agreement by and between Seller and the CONGRESSIONAL EFFECT FAMILY OF FUNDS, a Delaware Statutory Business Trust (the “Trust” ) on behalf of its sole series of shares, the Congressional Effect Fund (CEFFX, CEFRX (if applicable) and CEFIX) (the “Fund”), upon the terms and subject to the conditions hereinafter set forth (the “Asset Purchase”); and

WHEREAS, in connection with the Asset Purchase, Buyer will only assume certain specified liabilities of Seller as further set forth herein, with Seller and/or Singer retaining all other liabilities.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means (a) all accounts receivable and other rights to payment from customers of Seller with respect to the Fund and (b) any claim, remedy or other right related to the foregoing.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Transaction Agreement, as it may be amended from time to time in accordance with its terms.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including, but not limited to (1) that certain resolution of the Board of Trustees of the Trust approving the engagement of the Buyer as investment adviser to the Fund and the accompanying assignment of the Investment Advisory Agreement to Buyer as contemplated under this Agreement; (2) a consent to assignment of the Investment Advisory Agreement to Buyer as contemplated under this Agreement executed by holders of not less than a majority of the shares of the Fund; and (3) the License Agreement.

“Assets” has the meaning set forth in Section 2.2.

“Asset Purchase” has the meaning set forth in the Recitals.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“AUM” shall mean the assets under management of the Fund as of a given date as determined by the Fund Administrator, as supported by custodial statements for the Fund..

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed in New York, New York.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Cash Consideration” has the meaning set forth in Section 2.6(b).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Fund Investor” has the meaning set forth in Section 3.13(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contingent Cash Consideration”  means that certain additional consideration to be paid by Buyer to Seller upon the achievement of Platform Approvals as provided and further defined in Section 2.6(b).

“Contract” means any agreement, contract, license, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Copyrights” means all registered and unregistered United States and non-United States copyrights, including copyrights in Software.

“Earnout Calculation Date” means each of the first three (3) anniversaries of the Closing Date.

“Earnout Payment” has the meaning set forth in Section 2.6(c).

“Earnout Statement” has the meaning set forth in Section 2.7.

“End Date” has the meaning set forth in Section 8.1(e).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Expense Limitation Agreement” means that certain Expense Limitation Agreement by and between the Seller and the Trust with respect to the Fund dated February 1, 2014, a copy of which is attached as Exhibit A.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fund Investor” means each equity investor in the Fund.

“Fund” has the meaning set forth in the Preamble.

“Fund Administrator” means the Fund’s administrator at the time that AUM is being calculated.

“Fund Business” means the business of the Fund.

“Fund Intellectual Property” has the meaning set forth in Section 3.8(a).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.4.

“Indebtedness” means all obligations and indebtedness (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) for interest on any of the foregoing and/or (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.2(a).

“Indemnitor” has the meaning set forth in Section 9.2(c)(i).

“Intellectual Property” means Patents, Copyrights, Trademarks, Trade Secrets, Software and Technology, and all rights therein arising under any Law.

“Investment Advisory Agreement” means that certain Investment Advisory Agreement by and between Seller and the Trust with respect to the Fund dated May 5, 2008, a copy of which is attached as Exhibit B.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge or awareness of Singer, after due inquiry into such matter.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Letter of Intent” means that certain letter agreement from Buyer to Seller dated as of December 23, 2013, setting forth the basis for the Contemplated Transactions.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” means that certain License Agreement to be entered into on the Closing Date by and between Buyer and Seller whereby Seller will provide a limited, non-transferable license to Buyer of the right to use the “Congressional Effect” strategy for the Fund, a copy of which is attached as Exhibit C.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, option, priority, pledge, charge, right of first refusal, easement, right-of-way, encroachment, license to a third party, lease to a third parties or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.11.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Fund Business and the Assets taken as a whole; or (b) any Event that results in a material impairment on the ability of Buyer to continue operating the Fund Business after the Closing in substantially the same manner as operated immediately prior to the date of this Agreement; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred:  (i) changes in general economic conditions or (ii) acts of terrorism, armed hostilities or war, except with respect to clauses (i) and (ii), to the extent (and only to the extent) that the Fund Business is materially disproportionately impacted by such events in comparison to others in the industry in which they operate.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“New Prospectus” has the meaning set forth in Section 6.3(i).

“Patents” means all United States and non-United States patents and applications therefore, including provisionals, divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of the foregoing, and statutory invention registrations, utility models and utility model applications.

“Permits” means any permits, licenses, orders, certificates, authorizations and approvals of any Governmental Authority.

“Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Platform” means a company that offers shares of the Fund for sale as one of the investments offered to its clients.

“Platform Approval” has the meaning set forth in Section 2.6(b).

“Platform Approval Statement” has the meaning set forth in Section 2.7.

“Prohibited Business” has the meaning set forth in Section 5.5(a).

“Remedial Effects” has the meaning set forth in Section 9.4.

“Restricted Period” has the meaning set forth in Section 5.5(c).

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Securities Act” has the meaning set forth in Section 3.15(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller in connection with the execution and delivery of this Agreement.

“Seller Contracts” means the Investment Advisory Agreement and the Expense Limitation Agreement.

“Software” means the manifestation, in tangible or physical (including digital) form, including in magnetic media, firmware, and documentation, of computer programs and databases, including data therein, such computer programs and databases to include, but not limited to, management information systems and personal computer programs, websites and content therein.  The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code and microcode.  Software does not include any Technology.

“Subsequent Platform Rejection” has the meaning set forth in Section 2.8.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability arising under any tax sharing agreement or any Liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation §1.1502-6 or analogous state, local or foreign Law, whether disputed or not.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed by Seller with or supplied by Seller to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Technology” shall mean all types of technology, technical information, know-how, and data, whether or not reduced to tangible or physical form, whether a Trade Secret or not, including: product definitions and designs; inventions; research and development; engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, processes, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.  Technology does not include any Software.

“Territory” has the meaning set forth in Section 5.5(a).

“Trade Secrets” means information, unpatented inventions, discoveries, data and any other intangible items in any form that are considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Trademarks” means all United States and non-United States trademarks, service marks, trade names, brand names, trade dress, domain names and other identifiers of source or goodwill, together with all registrations and applications for registration thereof, and all goodwill associated therewith.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Assets (including any transfer or similar Tax imposed by any Governmental Authority).  For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains, which shall be paid entirely by Seller.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust” has the meaning set forth in the preamble.

1.2           Rules of Construction.  Unless the context otherwise requires:

(a)           A capitalized term has the meaning assigned to it;

(b)           An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           References to Articles, Sections and Schedules shall refer to articles, sections and schedules of this Agreement, unless otherwise specified;

(e)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)           All monetary figures shall be in United States dollars unless otherwise specified;

(h)           References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(i)           The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

ARTICLE II
Purchase and Sale of the Assets

2.1           Closing.  The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Pulteney Street Capital Management, LLC, located at 1345 Avenue of the Americas, 3rd Floor, New York, NY 10105, at 10:00 A.M. local time on the second Business Day or such other date as is mutually agreed by the parties immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree.  The day on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.2           Sale and Purchase of the Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to the Assets.  For purposes of this Agreement, “Assets” shall mean all of the assets, rights, benefits, titles to, contracts, interests, privileges and agreements (which shall not in any event include any of the Excluded Assets) as set forth on Schedule I hereto, together with such changes, deletions or additions occurring between the date hereof and the Closing Date in the ordinary course of business.

2.3           Excluded Assets.  Other than the Assets, Seller shall not sell, transfer, assign or deliver to Buyer any other of its assets, rights, benefits, titles to, contracts, interests, privileges or agreements (such assets not expressly acquired by Buyer pursuant to Section 2.2 above, the “Excluded Assets”).

2.4           Assumption of Liabilities.

(a)           Effective as of the Closing, Seller shall not have any liability or obligation with respect to, and Buyer shall assume and thereafter pay, perform and discharge when due, only the Liabilities and obligations of Seller to the extent relating to or arising from, the Assets on or after the Closing Date only (collectively, the “Assumed Liabilities”) and as set forth on Schedule II hereto, with all Liabilities relating to periods before the Closing Date being retained by Seller.

(b)           Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any Liability or obligation with respect to, shall not assume or agree to pay, perform or discharge, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the Contemplated Transactions, to have assumed, or to have agreed to pay, perform or discharge, any Liability, obligation or Indebtedness of Seller or any of its Affiliates, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, due or to become due, accrued, absolute, contingent or otherwise, and whether arising prior to, on or after the Closing Date, other than the Assumed Liabilities.

2.5           Retained Liabilities.  Notwithstanding any other provision of this Agreement, Buyer is not assuming, and Seller shall retain, all Liabilities or obligations of Seller other than the Assumed Liabilities (such Liabilities not expressly assumed by Buyer pursuant to Section 2.4 above, collectively, the “Retained Liabilities”).

2.6           Consideration; Platforms.  In addition to the assumption of the Assumed Liabilities set forth in Section 2.4, as consideration for the sale, assignment, transfer and delivery of the Assets by Seller to Buyer, Buyer shall, on the terms and subject to the conditions set forth herein, pay to Seller the Cash Consideration, the Contingent Payment and the Earnout Payment as described in this Section 2.6.

(a)           Closing Payment. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to one or more accounts to be designated in writing by Seller, to Seller (or its designees) at the Closing an amount of cash equal to Thirty-Five Thousand Dollars ($35,000) less any Transfer Taxes payable by Buyer as of the Closing Date pursuant to Section 5.4 (the “Closing Cash Consideration”).

(b)           Platforms; Contingent Payment. Set forth below are names of the Platforms upon which the Fund is currently approved for sale, each of which has entered into, directly or through the Fund’s distributor, a selling agreement with the Fund, copies of which have been or will be provided to Buyer prior to Closing.  Seller shall, prior to and after Closing, seek to secure the approval of each of the Platforms in Tier 1 and Tier 2 to continue offering the Fund after Buyer becomes investment adviser to the Fund (each such approval, a “Platform Approval”).  Seller shall also cooperate with Buyer to notify each of the Platforms in Tier 3 of the Transaction and shall not take any step to prevent such Platforms from continuing to offer the Fund after Buyer becomes investment adviser to the Fund; provided, however, that Buyer will not pay Seller any Contingent Cash Consideration with respect to such Tier 3 Platforms and, as a result, such Platforms are not included in the Platform Approval definition.

(c)            Buyer shall pay to Seller, in addition to the Closing Cash Consideration, the following amounts in cash based on the date that the Platform Approval, if any, is received in accordance with the following schedule (“Contingent Cash Consideration” and together with the Closing Cash Consideration, the “Cash Consideration”). Unless otherwise agreed to between Seller and Buyer, the Contingent Cash Consideration, if any, shall be payable by Buyer to Seller (or its designees) by wire transfer of immediately available funds to one or more accounts to be designated in writing by Seller within twenty (20) days following Seller’s receipt of the applicable Platform Approval Statement (as defined below).

	Date Platform Approval is Received
Tier 1:	Within 30 days of Closing	31-60 Days of Closing	61+ Days of Closing
Fidelity/National Financial	$3,000	$2,000	$1,000
Pershing, LLC	$3,000	$2,000	$1,000
Schwab	$3,000	$2,000	$1,000
TD Ameritrade	$3,000	$2,000	$1,000

	Date Platform Approval is Received
Tier 2:	Within 30 days of Closing	31-60 Days of Closing	61+ Days of Closing
Apex Clearing	$1,500	$1,000	$500
E*Trade	$1,500	$1,000	$500
First Clearing/Wells Fargo	$1,500	$1,000	$500
Scottrade	$1,500	$1,000	$500
TradePMR	$1,500	$1,000	$500
UBS	$1,500	$1,000	$500
Vanguard	$1,500	$1,000	$500

Date Platform Approval is Received
Tier 3:	Within 30 days of Closing	31-60 Days of Closing	61+ Days of Closing
Matrix Capital Group	N/A	N/A	N/A
MG Trust	N/A	N/A	N/A
Mid-Atlantic Capital Corp.	N/A	N/A	N/A
Penson	N/A	N/A	N/A

(d)           Earnout Payment.   Within thirty (30) days following the later of (i) an Earnout Calculation Date or (ii) the date Buyer receives its investment advisory fee from the Fund for the first three (3) years following the Closing Date, Buyer shall pay to Seller (or its designees) by wire transfer of immediately available funds to one or more accounts to be designated in writing by Seller, an amount equal to 0.40% of AUM attributable to the Closing Date Fund Investors to the extent that such Closing Date Fund Investors remain investors in the Fund or any other series of shares of the Trust as of the applicable anniversary date (the “Earnout Payment”).

2.7           Statements.

(a)           Platform Approval Statement. As soon as practicable following the end of a relevant thirty-day period, Seller shall deliver to Buyer a statement setting forth the Platform Approvals received during such prior thirty-day period, detailing the name of the Platform, the date the Platform Approval was received and the fee associated therewith, substantially in the form attached hereto as Exhibit 2.7(a) (the “Platform Approval Statement”), together with supporting evidence and documentation indicating that such Platform Approval was received.

(b)           Earnout Statement. As soon as practicable following each Earnout Calculation Date, Buyer shall submit to Seller a statement showing each Closing Date Fund Investor and the AUM with respect to each such Closing Date Fund Investor as of each Earnout Calculation Date, substantially in the form attached hereto as Exhibit 2.7(b) (the “Earnout Statement”).

(c)           Effect of Statements.  All Platform Approval Statements and Earnout Statements shall control absent manifest error.  If Buyer or Singer believes manifest error has occurred in the preparation of a Platform Approval Statement or an Earnout Statement, as the case may be, such party will inform the other party in writing within five (5) Business Days of delivery of the applicable Statement.  In such a case, Buyer and Singer shall work in good faith to promptly resolve any differences or disagreements.  Absent written notice of disagreement with the applicable Statement received within such five (5) Business Day period, the applicable Statement will be deemed accepted.

2.8           Clawback.  If Contingent Cash Consideration is made with respect to a Platform Approval and such Platform Approval becomes no longer valid within twelve (12) months following the date such Platform Approval was granted (a “Subsequent Platform Rejection”), the Contingent Cash Consideration paid to Seller for such previous Platform Approval shall be repaid to Buyer by Seller within thirty (30) days following the date one party notifies the other party of such Subsequent Platform Rejection; provided, however, that (1) Buyer shall give written notice of such Subsequent Platform Rejection promptly after received and in any event not less than thirty (30) thirty days thereafter in order for a request for repayment to be valid; and (2) Seller shall not be required to make any repayment if a Subsequent Platform Rejection occurs substantially as the result of (a) the failure of Buyer, the Fund or the Fund’s distributor to pay any amount due to a Platform (or other failure to perform) under the Platform’s contract whereby the Platform makes the Fund available for sale; or (b) action or inaction of Buyer or the Fund after Buyer becomes investment adviser to the Fund (including, without limitation, Buyer’s removal or determination to resign as investment adviser to the Fund, or the Fund’s liquidation or merger into another investment company) that results in the Fund being removed from the Platform. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right it may have, Buyer reserves the right at any time to offset any Earnout Payments it owes to Seller under this Agreement against any amount payable by Seller under this Section 2.8.

2.9           Allocation of the Purchase Price.  Buyer shall prepare an allocation of the Cash Consideration and the Assumed Liabilities among the Assets in accordance with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding on Seller.  Buyer shall deliver such allocation to Seller within ninety (90) days after the Closing Date.  Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor Seller (or any owner of Seller) shall take any position (whether in audits, tax returns, refund claims, litigation, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE III
Representations and Warranties of Seller and Singer

Seller, as to itself, and Singer, as to himself, represents and warrants severally, and not jointly, as to any representation or warranty applicable to each below, as of the date hereof and on and as of the Closing Date as follows:

3.1           Organization and Power.  Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of Delaware.  Each of Seller and Singer has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.  Seller has all power and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets with respect to its business and carry on its business as currently and historically conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2           Authorization and Enforceability.

(a)           The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller in accordance with applicable Law and the organizational documents of Seller, and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller, except as set forth in Section 3.2 of the Seller Disclosure Schedule.  This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The execution and delivery of this Agreement and the Ancillary Documents to which Singer is a party and the performance by Singer of the Contemplated Transactions that are required to be performed by Singer have been duly authorized by Singer in accordance with applicable Law.  This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Singer will be, at the Closing, duly authorized, executed and delivered by Singer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Singer enforceable against Singer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3           No Violation.  The execution and delivery by Seller and Singer of this Agreement and the Ancillary Documents to which Seller or Singer is a party, consummation of the Contemplated Transactions that are required to be performed by Seller and Singer and compliance with the terms of this Agreement and the Ancillary Documents to which Seller or Singer is a party will not (a) with respect to Seller, conflict with or violate any provision of the organizational documents of Seller, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which Seller or Singer is a party, or by which Seller, Singer, the Fund Business or any Asset is bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or Singer, or (d) result in the creation of, or require the creation of, any Lien upon any of the Assets.

3.4           Governmental Authorizations and Consents.

(a)           No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller or Singer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Seller or Singer is, or is to be, a party or the consummation by Seller or Singer of the Contemplated Transactions.

(b)           No third party or investor consents are required for the execution, delivery and performance of this Agreement or any Ancillary Document, including the consummation of the Contemplated Transactions, except as specified on Section 3.4(b) of the Seller Disclosure Schedule.

3.5           Financial Records.

(a)           Financial Books and Records.  The financial books and records of Seller relating to the Fund have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, the income and payouts of Seller with respect to the Seller Contracts.  Seller has not received any advice or notification from its independent accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Seller or any of its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts related to the Seller Contracts.

(b)           No Undisclosed Liabilities.  Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, Seller has no Liabilities with respect to the Contracts (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that may have arisen in the ordinary course of business and which are not, and would not reasonably be expected to be, individually or in the aggregate, material.

3.6           Absence of Certain Changes.  Except as set forth in Section 3.6 of the Seller Disclosure Schedule, since December 31, 2013, Seller has conducted its business and performed with respect to the Seller Contracts in the ordinary course and in a manner consistent with past practice, and there has not been any Event that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 3.6 of the Seller Disclosure Schedule, Seller has not with respect to itself or the Funds:

(a)           amended or modified the Seller Contracts;

(b)           incurred any Indebtedness with respect to the Seller Contracts;

(c)           invested any of the Fund’s assets;

(d)           created or permitted to exist any Lien upon any Assets or asset of the Fund other than Permitted Liens;

(e)           amended, canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under the Seller Contracts;

(f)           suffered any material damage, destruction or loss, whether or not covered by insurance;

(g)           entered into or adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(h)           authorized, agreed, resolved or committed to any of the foregoing.

3.7           Assets.

(a)           The Assets constitute all the assets, rights and properties used or held for use by Seller in the conduct of the Fund Business as conducted as of December 31, 2013, subject to such changes as have occurred in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement since such date.  All of the Assets are (i) in normal operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the conduct of the Fund Business as presently conducted.

(b)           Seller has good, valid and marketable title to, or valid leasehold or license interests in, as the case may be, all of the Assets free and clear of any Lien, except for Permitted Liens.

3.8           Intellectual Property.

(a)           Excluding third-party software and market data generally commercially available, Seller owns or otherwise has the right to use all Intellectual Property that is used in, and is material to, the operation and conduct of the Fund Business as currently conducted (such Intellectual Property, the “Fund Intellectual Property”).

(b)           Seller has taken all reasonable steps that it believes are reasonably necessary to maintain and protect Seller’s right, title and interest in and to the Fund Intellectual Property.

(c)           Seller has not received any written notice from any Person or given any written notice to any Person alleging that any other Person is infringing upon or otherwise violating the rights of Seller or the Fund in and to the Fund Intellectual Property. To the Knowledge of Seller, no Person is infringing upon or otherwise violating the rights of Seller or the Fund in and to the Fund Intellectual Property.

(d)           Seller has not received any written notice from any Person alleging that the conduct of the Fund Business as currently conducted by Seller infringes upon or otherwise violates the proprietary rights of such Person or any other Person. To the Knowledge of Seller, the conduct of the Fund Business does not infringe upon or otherwise violate the proprietary rights of any other Person.

(e)           Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets used in relation to the Fund.  To the Knowledge of Seller, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.

(f)           The consummation of the Contemplated Transactions shall not impair or diminish the rights of Buyer in and to the Fund Intellectual Property in any material respect.

3.9           Contracts.

(a)           Material Contracts.  The Seller Contracts are the only contracts of Seller with respect to the Fund and the Fund Business (the “Material Contracts”).

(b)           Status of Material Contracts.  A true and complete copy of each Material Contract has been made available to Buyer.  Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, all Material Contracts are valid, binding and in full force and effect and enforceable by Seller or a Fund, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Material Contract, there does not exist thereunder any breach, violation or default on the part of Seller or any Fund, as applicable, or, to the Knowledge of Seller, any other party to such Material Contract, and there does not exist any Event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of Seller or any Fund, as applicable, which breach, violation or default has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No waiver of a material term and/or condition has been granted by Seller or any Fund or any of the other parties thereto under any of the Material Contracts.

3.10          Compliance with Laws.

(a)           Seller and, to the Knowledge of Seller, the Fund, is not, nor during the past five (5) years has been, in violation of in any material respect, and, to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by Seller or the Fund of, or failure on the part of Seller or any Fund to comply with in any material respect, any Law that is or was applicable to the conduct or operation of Seller or such Fund or the ownership or use of any of the Assets by Seller.

(b)           Seller or the Fund, as applicable, has all Permits that are material and necessary to the conduct of its business as currently conducted. All such Permits are in full force and effect, and, to the Knowledge of Seller, no violations or notices of failure to comply have been issued or recorded in respect of any such Permits and no proceeding is pending or, to the Knowledge of Seller, threatened seeking revocation or limitation of any such Permits, except for any such violation or proceeding that would not have a Material Adverse Effect. All applications, reports, notices and other documents required to be filed by Seller or any Fund with any Governmental Authority have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date hereof, except where the failure to so file would not have a Material Adverse Effect.

(c)           Seller is registered with the Securities and Exchange Commission as an “investment adviser” pursuant to the Advisers Act and such registration is effective and in good standing.

3.11          Litigation.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of Seller, threatened, at Law or in equity or before any Governmental Authority, involving or affecting the Fund or the Assets. Seller is not subject to any Order arising from any Litigation with respect to the Fund or the Assets.

3.12          Fund Investors; AUM.

(a)           Immediately following the Closing, Seller shall coordinate with the Fund to provide a document that sets forth a true, correct and complete list as of the Closing Date of each Fund Investor in each Fund (each a “Closing Date Fund Investor”) together with: (i) the effective date that the Fund Investor was admitted as an investor in such Fund; (ii) the value of the Fund Investor’s account, and (iii) the mailing address, taxpayer identification number and contact information for each Fund Investor, inclusive of email address and telephone number, if available.  Seller is not a party to any revenue-sharing or sub-advisory agreements in respect of the Fund.  Except as set forth on Section 3.12(a) of the Seller Disclosure Schedule, no Fund Investor has withdrawn, provided notice of its intention to withdraw or, to the Knowledge of Seller and Singer, indicated to Seller or Singer that the Fund Investor is considering whether to maintain (in whole or in part) its investment in the Fund prior to or as a result of this Agreement or the Contemplated Transactions.

(b)           Each Fund is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Fund has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted.  Each Fund is duly qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           The Fund is and at all times has been in compliance in all material respects with (i) applicable Law and (ii) its respective investment objectives, policies and restrictions, as set forth in the Fund’s prospectus and Investment Management Agreement.

(d)           Within the last five (5) years, copies of all current prospectuses or other offering documents for the Fund have been provided to each Fund Investor in accordance with applicable Laws (including, without limitation, the Investment Company Act of 1940, as amended, and to the Knowledge of Seller and Singer’s knowledge, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each case at all times as such prospectuses were provided to the Fund Investors or potential investors in such Fund.

(e)           To the Knowledge of Seller and Singer, no intermediary, delegate or appointee has unlawfully marketed any of the services of Seller or unlawfully marketed or sold any interest in any Fund.

(f)           To the Knowledge of Seller, Section 3.12(f) of the Seller Disclosure Schedule sets forth for the Fund, any Persons (other than Seller) entitled to receive management fees, 12b-1 fees, or other similar payment or payments, whether or not such payments are paid or payable, in connection with an employment or consulting agreement or arrangement or otherwise pursuant to a Contract with Seller or any Fund.

3.13           Accounts Receivable.  All Accounts Receivable relating to the Seller Contracts reported to Buyer by Seller represent bona fide, current and valid obligations arising under the Investment Advisory Agreement.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, Seller has not received written notice from any obligor of any Accounts Receivable that such obligor is refusing to pay or contesting payment of amounts.

3.14           No Brokers.  None of Seller, Singer, any of their Affiliates or any of their directors, officers, employees or agents, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.15           Disclosure. No representation or warranty made by Seller or Singer in this Agreement, in any Schedule to this Agreement or in any written certificate, agreement or instrument to be delivered by Seller or Singer, as the case may be, at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and on and as of the Closing Date as follows:

4.1           Organization and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2           Authorization.  Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder.

4.3           Enforceability.  This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.

4.4           No Violation.  The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions will not (i) conflict with or violate any provision of the organizational documents of Buyer, or (ii) conflict with or violate in any material respect any provision of any Law applicable to Buyer or by which Buyer or its properties are bound or affected.

4.5           Governmental Authorizations and Consents.  No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party.

4.6           Financial Capacity.  Buyer has, or has access to, capital in an amount that is sufficient to pay the Cash Consideration as required by and in accordance with this Agreement.

4.7           Compliance with Laws.

(a)           To the knowledge of Buyer, neither Buyer nor any of its Affiliates, during the past five (5) years has been, in violation of in any material respect, and, to the knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by Buyer or any of its Affiliates, or failure on the part of Buyer or any of its Affiliates to comply with, in any material respect, any Law that is or was applicable to the conduct or operation of Buyer or any such Affiliate that has, or would reasonably be expected to have, a material adverse effect on the ability of Buyer or such Affiliate to conduct business operations.

(b)           Buyer and its Affiliates have all Permits that are material or necessary to the conduct of its business as currently conducted and as proposed after the Closing. All such Permits are in full force and effect, and, to the knowledge of Buyer, no violations or notices of failure to comply have been issued or recorded in respect of any such Permits and no proceeding is pending or, to the knowledge of Buyer, threatened seeking revocation or limitation of any such Permits, except for any such violation or proceeding that would not have a material adverse effect on the ability of Buyer or such Affiliate to conduct business operations. All applications, reports, notices and other documents required to be filed by Buyer or any of its Affiliates with any Governmental Authority have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date hereof, except where the failure to so file would not have a material adverse effect on the ability of Buyer or such Affiliate to conduct business operations.

(c)           Buyer is registered with the Securities and Exchange Commission as an “investment adviser” pursuant to the Advisers Act and such registration is effective and in good standing.

4.8           No Brokers.  No agent, broker, Person or firm acting on behalf of Buyer or its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE V
Covenants

5.1           Conduct of Seller Prior to Closing.

(a)           Except as otherwise expressly contemplated by this Agreement, during the period from the date hereof through the Closing Date, Seller shall conduct the Fund Business in the ordinary course, consistent with past practice, and to the extent consistent therewith (i) use commercially reasonable efforts to maintain the Fund and the Assets and to preserve its current relationships with Fund Investors, customers, employees, suppliers and others having business dealings with it with respect to the Fund Business, (ii) use commercially reasonable efforts to perform and comply with its Material Contracts and to comply with applicable Laws, (iii) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Fund Business.

(b)           Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, during the period from the date hereof through the Closing Date, Seller shall not:

(i)           divest, sell, transfer, lease, license, abandon, allow to lapse, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, lease, license, abandon, allow to lapse, mortgage, pledge or otherwise dispose of, or encumber, any Assets, other than Permitted Liens;

(ii)           maintain the Assets in a condition other than in the same condition as on the date of this Agreement (ordinary wear and tear excepted);

(iii)           amend, renew, terminate or waive any Permit or any Material Contract or any provision thereof;

(iv)           enter into any new Contract with respect to the Fund or the Assets that would have been a Material Contract if it had existed on the date hereof;

(v)           change accounting policies or procedures of the Fund except to the extent required to conform with GAAP;

(vi)           settle or compromise any pending or threatened Litigation relating to the Fund or the Assets;

(vii)           take any action or omit to take any action which would cause any representation or warranty made by Seller or any Principal in this Agreement or any Ancillary Document to be or become untrue in any material respect (disregarding for these purposes any material adverse effect or materiality (or any correlative term) contained therein); or

(viii)           authorize, agree, resolve or consent to any of the foregoing.

5.2           Access to Information Prior to the Closing.  During the period from the date hereof through the Closing Date, Seller shall give Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities, properties, agreements, books and records and personnel of Seller as Buyer may reasonably request; provided that (a) Buyer and its representatives shall take such action as is deemed necessary (including, without limitation, access for the purpose of conducting environmental assessments, which may include sampling of soil, sediment, groundwater, surface water and building material) in the reasonable judgment of Seller to schedule such access and visits through a designated officer of Seller and in such a way as to avoid disrupting in any material respect the normal operation of Seller, (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) Seller need not supply Buyer with any information which, in the reasonable judgment of Seller after consulting with outside counsel, Seller is under a contractual or legal obligation not to supply; provided that Seller will use its commercially reasonable efforts to enable Buyer to have access to such information.

5.3           Regulatory Filings; Other Agreements.  Buyer and Seller each shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Permits of, and all filings with, any Governmental Authority or other Person required to be obtained or made by it for the consummation of the Contemplated Transactions. Each Party shall cooperate with and promptly furnish information to the other Parties necessary in connection with any commercially reasonable requirements imposed upon such other Party in connection with the Contemplated Transactions.

5.4           Certain Tax Matters.  Any Transfer Taxes shall be paid by Seller and Seller shall hold Buyer harmless from and against all Transfer Taxes.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.5           Non-Competition and Non-Solicit.

(a)           For a period of one (1) year from and after the Closing Date (the “Restricted Period”), Singer nor any of his Affiliates shall, directly or indirectly, solicit any Fund Investor for a mutual fund that, as determined at any time during the Restricted Period, has an investment objective and strategy similar to and reasonably competitive with the Fund (the “Prohibited Business”) anywhere in North America (the “Territory”).

(b)           During the Restricted Period, Singer shall not, and Singer shall cause his Affiliates, and each of its and their officers, directors, shareholders, employees, agents, representatives, successors and assigns not to, for its or their own account or for the account of any other Person, knowingly (i) encourage any Person not to enter into a business relationship with the Fund or Buyer, or any of Buyer’s Affiliates; or (ii) impair or attempt to impair any business relationships between the Fund or Buyer, or any of Buyer’s Affiliates and any of their service providers, suppliers or other Persons with whom they have business relationships.

(c)           Notwithstanding Section 5.5(a) above, the beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of less than 2% of the outstanding common stock of a publicly held corporation that is engaged in a Prohibited Business within the Territory shall be permitted.

(d)           The nature and scope of the foregoing protection has been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Seller and Singer for such obligations.  If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.5 as will render such restrictions valid and enforceable.

(e)           In the event of a breach or threatened breach of this Section 5.5, Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

5.6           Payments.

(a)           Seller shall promptly pay or deliver to Buyer any monies or checks relating to the Fund or the Assets which have been mistakenly sent after the Closing Date to Seller and which should have been sent to Buyer.

(b)           Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of Indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Seller shall furnish Buyer such evidence of this authority as Buyer may request.

5.7           Public Announcements.  The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree; provided that, in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law.  Prior to the Closing, neither Buyer nor Seller will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and Seller, except as may be required by Law; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

5.8           Commercially Reasonable Efforts.  Except as otherwise set forth in Section 5.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

ARTICLE VI
Conditions to Closing

6.1           Conditions to All Parties’ Obligations.  The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)           No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(b)           All Permits and Orders of, declarations and filings with, and notices to any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

6.2           Conditions to Seller’s Obligations.  The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)           Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and correct as of the date when made and as of the Closing Date, except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct,  individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)           Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)           Deliveries.  Seller shall have received the deliveries contemplated by Section 7.2.

6.3           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties.  Each of the representations and warranties of Seller and Singer in this Agreement shall be true and correct (as of the date when made and as of the Closing Date, except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)           Performance.  Seller and Singer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller or such Principal at or prior to the Closing.

(c)           Deliveries.  Buyer shall have received the deliveries contemplated by Section 7.1.

(d)           No Material Adverse Effect.  Since the date hereof, there shall have been no Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, the Events referred to in the foregoing sentence shall include any pending or threatened action, suit, proceeding or investigation by any Governmental Authority that could reasonably be expected to result in (i) such Governmental Authority seeking to prevent, restrict, delay, or enjoin the Contemplated Transactions, (ii) any material damages in respect of the Contemplated Transactions or (iii) any material adverse effect on the ability of Buyer to conduct the Fund Business after the Closing.

(e)           Consents and Approvals.  All of the consents or notifications set forth in Section 6.3(e) of the Seller Disclosure Schedule shall have been obtained or made at or prior to the Closing.

(f)           Due Diligence Review.  Buyer shall have completed to its satisfaction a review of Seller’s business, operations, accounting, corporate proceedings, tax status and any matters related to the Schedules to this Agreement and the results of such review shall be satisfactory to Buyer.

(g)           New Investment Manager. Buyer shall have been approved as the new investment adviser of the Fund (i.e., through the receipt of applicable Ancillary Documents), and shall have accepted the assignment of Seller Contracts from Seller.

(h)           Payment of Amounts Due and/or Accrued under Expense Limitation Agreement through Closing. Seller shall have made payment to Administrator any and all amounts that are due or accrued under the Expense Limitation Agreement through the date of Closing, and shall provide evidence of the same satisfactory to Buyer.  Consistent with the foregoing, Seller shall have paid all Platform fees due or accrued through the date of Closing (including, without limitation, Platform fees due or accrued to Charles Schwab), and shall provide evidence of the same satisfactory to Buyer (or, if applicable, evidence of settlement of any amounts due or accrued through Closing satisfactory to Buyer).

(i)           New Prospectus.  Buyer, at Buyer’s sole expense, shall have begun working with Seller and the Fund to prepare a new prospectus for the Fund (the “New Prospectus”) reflecting Buyer’s proposed investment strategy for the Fund, such investment strategy to be effective May 1, 2014 or on such other date as determined by the Trust and Buyer in their mutual discretion, subject to the review of such New Prospectus (and any changes required thereto) by the Securities and Exchange Commission.

(j)           Trust Matters. Buyer shall have communicated to Seller the names of the trustees and sub-advisers expected to serve the Trust and the Fund following the Closing.

ARTICLE VII
Deliveries at Closing

7.1           Seller’s Deliveries.  On the Closing Date, Seller, or as applicable, Singer, shall deliver or cause to be delivered to Buyer:

(a)           Compliance Certificate.  A certificate of Seller signed by Singer to the effect set forth in Sections 6.3(a) and 6.3(b).

(b)           Investment Management Agreements.  Duly executed assignment of the Seller Contracts with Buyer appointed as the investment adviser to the Fund, including, without limitation, receipt of the Ancillary Documents.

(c)           Selling Agreements. Consistent with Section 2.6(b), copies of selling agreements with respect to the Tier 1, Tier 2 and Tier 3 Platforms listed on Section 2.6(c).

(d)           Financial Information.  Itemized summary of expenses incurred by the Fund that are subject to the Expense Limitation Agreement for the months of January and February 2014, and a pro forma showing anticipated expenses to be incurred by the Fund that are subject to the Expense Limitation Agreement for the month of March 2014, in each case showing amounts over or projected to be over the expense cap.

(e)           Bill of Sale.  A duly executed bill of sale for all other Assets, other than the Excluded Assets.

(f)           Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

7.2           Buyer’s Deliveries.  On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

(a)           Compliance Certificate.  A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 6.2(a) and 6.2(b).

(b)           Cash Consideration.  The Closing Cash Consideration, by wire transfer of immediately available funds, to the account designated by Seller.

(c)           Assumption Agreement. A duly executed assumption agreement evidencing the assumption by Buyer of the Assumed Liabilities in accordance with the terms herein.

(d)           Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII
Termination

8.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           at any time, by mutual written agreement of Seller and Buyer; or

(b)           by Buyer, at any time prior to the Closing, if (i) Seller is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.3 incapable of being satisfied; or

(c)           by Seller, at any time prior to the Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by Buyer in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied;

(d)           by Buyer or Seller if a Governmental Authority shall have issued an Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable; or

(e)           by written notice by either Seller or Buyer to the other party, at any time after March 15, 2014 or, in Buyer’s sole discretion, April 1, 2014 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to such party if the action or inaction of such party (or in the case of Seller) or any of the Principals, or their Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.2           Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by the terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 8.2, Article IX and by the provisions of Section 8 of the Letter of Intent; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

ARTICLE IX
Indemnification; Survival

9.1           Survival.  All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

9.2           Indemnification By Seller.  Subject to the other terms and conditions of this Article XI, Seller and Singer (the “Seller Indemnifying Parties”) shall provide indemnification protection to Buyer as follows:

(a)           Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, managers, directors, officers, employees and agents from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to: (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or (iii) any Liabilities of Seller.

(b)           Singer shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, managers, directors, officers, employees and agents from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Singer pursuant to this Agreement or any document to be delivered hereunder.

9.3           Indemnification By Buyer. Subject to the other terms and conditions of this Article XI, Buyer shall defend, indemnify and hold harmless Seller and Singer, their respective affiliates and their respective members, managers, directors, officers, employees and agents from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:  (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

9.4           Indemnification Procedures.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action, suit, proceeding or governmental investigation by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim, action, suit, proceeding or governmental investigation with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such claim, action, suit, proceeding or governmental investigation, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such claim, action, suit, proceeding or governmental investigation, the Indemnified Party may, but shall not be obligated to, defend against such claim, action, suit, proceeding or governmental investigation in such manner as it may deem appropriate, including, but not limited to, settling such claim, action, suit, proceeding or governmental investigation, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any claim, action, suit, proceeding or governmental investigation without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

9.5           Set-Off.  Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right it may have, Buyer reserves the right at any time to offset any Earnout Payments it owes to Seller under this Agreement against any amount payable by Seller Indemnifying Parties pursuant to Section 9.2 above.

9.6           Tax Treatment of Indemnification Payments.  All indemnification payments made by the Seller Indemnifying Parties under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

9.7           Effect of Investigation.  Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.8           Cumulative Remedies.  The rights and remedies provided in this Article XI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE X
Miscellaneous

10.1         Expenses.

(a)           All fees and expenses incurred in connection with the Contemplated Transactions, shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

(b)           Notwithstanding the foregoing, Seller shall assume and be responsible for all legal fees and expenses incurred in connection with the drafting and distribution of the Information Statement; provided, however, if such costs exceed $15,000, Buyer and Seller shall share equally any reasonable amount related thereto in excess of $15,000.

10.2           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller or Singer:	Congressional Effect Management, LLC
[REDACTED]
	Attn:	Eric T. Singer

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton, LLP
1001 West Fourth Street
Winston-Salem, NC 27101
	Attn:	Jeffrey Skinner
	Fax:	336.734.2608

If to Buyer:	Pulteney Street Capital Management, LLC
1345 Avenue of the Americas, 3rd Floor
New York, NY 10105
	Attn:	Sean M. McCooey

With a copy (which shall not constitute notice) to:

Royer Cooper Cohen Braunfeld, LLC
101 West Elm Street, Suite 220
Conshohocken, PA 19428
	Attn:	Roger Braunfeld
	Fax:	484.362.2630

10.3           Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.4           Entire Agreement.  This Agreement, together with the Schedules hereto, the Seller Disclosure Schedule, the Letter of Intent and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

10.5           Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.6           Amendment.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer, Seller and Singer; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

10.7           Effect of Waiver or Consent.  No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

10.8           Bulk Transfer Laws.  Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets and Seller shall indemnify the Indemnitees from and against any Losses with respect to the failure to comply therewith.

10.9           Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

10.10           Assignability.  This Agreement shall not be assigned by Seller without the prior written consent of Buyer.  Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided that Buyer may assign its rights and obligations under this Agreement without such required consent to an Affiliate of Buyer, which assignment shall not relieve Buyer of its obligations hereunder.

10.11           Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

10.12           Reliance on Counsel and Other Advisors.  Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.13           Remedies.  All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

10.14           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.15           Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

10.16           Further Assurance.  If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

PULTENEY STREET CAPITAL MANAGEMENT, LLC

By:
Name:	Sean M. McCooey
Title:	Managing Member

[signature page to the Transaction Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SELLER:

CONGRESSIONAL EFFECT MANAGEMENT, LLC and its affiliates

By:
Name:	Eric T. Singer
Title:	Managing Member

SINGER:

ERIC T. SINGER

[signature page to the Transaction Agreement]

SCHEDULE I
ASSETS

1.	Investment Advisory Agreement
2.	Expense Limitation Agreement

SCHEDULE II
ASSUMED LIABILITIES

None

EXHIBIT A

Expense Limitation Agreement

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

CONGRESSIONAL EFFECT FAMILY OF FUNDS

This Agreement is made and entered into effective February 1, 2014, by and between the Congressional Effect Fund (the “Fund”), a series of shares of the Congressional Effect Family of Funds, a Delaware statutory trust (the “Trust”) and Congressional Effect Management, LLC, a Delaware limited liability company (the “Adviser”). This Agreement amends and restates any and all prior expense limitation agreements with respect to the Fund.

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust (“Trust Instrument”), dated December 21, 2007, as amended, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type; and

WHEREAS, the Fund is a series of the Trust; and

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated May 5, 2008, (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratios within the Operating Expense Limit, as defined below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Expense Limitation.

(a)        Applicable Expense Limit.  To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage fees and commissions, distribution and shareholder service fees under a distribution plan pursuant to Rule 12b-1, other expenditures that are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund’s business and acquired fund fees and expenses) incurred by the Fund in any fiscal year (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

(b)        Operating Expense Limit.  The Fund’s maximum Operating Expense Limit in any year shall be 3.00% of the average daily net assets of the Fund.

(c)        Method of Computation.  To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)        Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

(e)        Recapture.  If the Adviser so requests, any Fund Operating Expenses waived or reimbursed by the Adviser pursuant to this Agreement shall be repaid to the Adviser by the Portfolio in the first, second and third fiscal years following the fiscal year in which any such reimbursement or waiver occurs, if the total annual Fund Operating Expenses for the applicable following year, after giving effect to the repayment, do not exceed 3.00% of the average daily net assets of the Fund (or any lower expense limitation or limitations to which the parties may otherwise agree).

2.	Term and Termination of Agreement.

This Agreement with respect to the Fund shall continue in effect until the first day of February 2015, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”).  Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon written notice ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

3.	Miscellaneous.

(a)        Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)        Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)        Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

CONGRESSIONAL EFFECT FUND, A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS

/s/ Eric T. Singer
By: Eric T. Singer, Trustee

CONGRESSIONAL EFFECT MANAGEMENT, LLC

/s/ Eric T. Singer
By: Eric T. Singer, Managing Member

EXHIBIT B

Investment Advisory Agreement

INVESTMENT ADVISORY AGREEMENT

This Agreement is made and entered into effective as of May 5, 2008, by and between the Congressional Effect Family of Funds, a Delaware Statutory Business Trust (the “Trust”) on behalf of the Congressional Effect Fund, a series of shares of the Trust (the “Fund”), and Congressional Effect Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to the Fund, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Obligations of the Investment Adviser

(a) Services. The Adviser agrees to perform the following services (the “Services”) for the Trust:

(1)        manage the investment and reinvestment of the assets of the Fund;

(2)        continuously review, supervise, and administer the investment program of the Fund;

(3)        determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)        provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain; and

(5)        render regular reports to the Trust’s trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities.

The Adviser shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

1

           (b) Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(c) Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

2.         Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3.         Compensation of the Adviser. The Fund will pay to the Adviser an investment advisory fee (the “Fee”) equal to an annualized rate of 1.0% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Adviser by the Fund within five (5) days after such calculation.

4.         Status of Investment Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.         Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

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6.         Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust.

7.         Term. This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 30 days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)        this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

(c)        the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

(d)        the terms of paragraphs 6 and 7 of this Agreement shall survive the termination of this Agreement.

8.         Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities.

9.         Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

10.       Representations and Warranties.

(a)        Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

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(b)        Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is (or will be) registered as an investment company with the Securities and Exchange Commission under the 1940 Act; (iii) shares of each Trust are (or will be) registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

11.       Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund. No breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

12.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

CONGRESSIONAL EFFECT FAMILY OF FUNDS	CONGRESSIONAL EFFECT MANAGEMENT, LLC

/s/ Eric T. Singer	/s/ Eric T. Singer
By: Eric T. Singer	By: Eric T. Singer
Title: Trustee	Title: Managing Member

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EXHIBIT C

License Agreement

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of March 12, 2014 (the “Effective Date”) by and between Pulteney Street Capital Management, LLC, a Delaware limited liability company (“Pulteney”), and Congressional Effect Family of Funds, a Delaware statutory trust (the “Trust”), on the one hand (the Trust and Pulteney together, “Licensee”), and Congressional Effect Management, LLC, a Delaware limited liability company (“CEM”), and Eric Singer (“Singer”), on the other hand (CEM and Singer together, “Licensor”).  Each party to this Agreement may be referred to hereinafter as a “Party.”

WHEREAS, Licensor is currently investment adviser to the Congressional Effect Fund, the sole series of shares of the Trust (the “Fund”);

WHEREAS, Licensor has developed and owns all rights, title and interest in that certain investment strategy and methodology referred to by Licensor as the “Congressional Effect” used by Licensor to manage the Fund (the “Congressional Effect Trading Strategy”);

WHEREAS, Licensee will be engaged as the new investment adviser to the Fund upon the closing of the transactions contemplated by that certain Purchase Agreement by and between Licensee and Licensor of even date herewith (the “Purchase Agreement”) and wishes to license the Congressional Effect Trading Strategy to enable Licensee to continue managing the Fund using such strategy until Licensee’s contemplated changes to the Fund’s investment strategy become effective under the Fund’s registration statement (the “Effective License Period”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.         Recitals. The recitals are incorporated herein by reference and made a part of this Agreement.

2.         License and Support.

(a)        License.  In consideration of Licensee’s entry into the Purchase Agreement, Licensor hereby grants to Licensee a non-exclusive, limited license (the “License”) to (i) use the Congressional Effect Trading Strategy to manage the Fund for so long as Licensee is the investment adviser to the Fund and the Fund’s investment strategy, as disclosed in the Fund’s registration statement, is primarily focused on investing in accordance with, and based on, the Congressional Effect; and (ii) use the name “Congressional Effect” in the name of the Fund for so long as the Congressional Effect is the primary investment strategy of the Fund (the “Effective License Period”).

(b)        Product Support.  Licensor will provide reasonable support to Licensee in the use of the Congressional Effect Trading Strategy including, but not limited to, trading and consultation via telephone, facsimile, or email in response to requests and questions of Licensor.  In this regard, Licensor agrees to notify Licensee on a daily basis on or before 4:00 via email to one or more email addresses provided by Licensee a notice whether, based on Licensor’s determination, Congress is “in session” or “out of session” for the next day.

(c)        Acknowledgement.  Licensee acknowledges that while Licensee may use the Congressional Trading Strategy in managing the Fund per the license in Section 2(a) above, Licensee agrees and covenants that Licensee will not manage separate accounts, private funds, or any other accounts, other than the Fund, using the Congressional Effect Trading Strategy.

3.         Distribution of Information.  The Congressional Effect Trading Strategy provided hereunder and the related License granted to Licensee in this Agreement are intended for the sole use of Licensee for the express purpose of Licensee’s investment management efforts for its clients. The License does not include the right to redistribute or sublicense the Congressional Effect Trading Strategy to any other market professionals (including brokers, dealers, investment partnerships, or professional trust companies, except to the extent necessary in managing the Fund).  Licensee and its partners/employees agree that it/they will not distribute, or transmit the Congressional Effect Trading Strategy, or any of the contents thereof, to any third party, other than as permitted in this Agreement, without the prior consent of Licensor.

4.         Term; Termination.  This Agreement shall commence on the Effective Date and shall terminate at the end of the Effective License Period.  Upon termination of this Agreement, Licensor shall have no further obligation to Licensee.

5.         Proprietary Information.

(a)        During the term of this Agreement and after termination, each of the Parties shall hold in confidence, and shall use only for the purposes of this Agreement, any and all proprietary information of one Party which is disclosed, made available or otherwise obtained by the other.  Each Party agrees to hold such proprietary information in confidence for the other and shall not, except in furtherance of the purposes of this Agreement, use (directly or indirectly) any such proprietary information for its own benefit or the benefit of any other Party, nor disclose such proprietary information to any person, firm or enterprise, unless authorized by the other Party in writing, and even then, to limit access to and disclosure of such proprietary information to its employees, auditors, regulators, attorneys and financial advisors on a “need to know” basis only.

(b)        Each Party acknowledges and agrees that in the event of a breach or threatened breach of any of the confidentiality provisions of this Agreement, the non-breaching Party will have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive relief; provided, however, no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

6.         Representations and Warranties; Disclaimer.

(a)        Each Party hereby represents that:

(i)      It is validly existing and in good standing in its State of formation and is authorized to conduct business in its principal place of business ,

(ii)      It has the legal authority to enter into this Agreement, and is appropriately registered to undertake the activities contemplated hereunder or otherwise exempt from such registration;

(iii)     The execution, delivery, and performance hereunder of this Agreement have been duly and validly authorized by all necessary corporate action,

(iv)     Performance of any obligations herein shall not breach or violate any agreement or obligation with respect to any third party, and

(v)     Neither it nor any of its affiliates is subject to any litigation, order, investigation, subpoena or other process of a court or regulatory body, nor has knowledge of any claims or facts or circumstances that may in any way infringe or conflict with the rights of any third party whatsoever.

(b)        Licensor represents and warrants to Licensee that it has good and marketable title to the Congressional Effect Trading Strategy and otherwise has the right to provide, use, and/or license the Congressional Effect Trading Strategy, and such is not subject to any mortgage, pledge, lien, lease, claim, encumbrance, charge, security interest, royalty obligations or other interest or claim of any kind or nature whatsoever.

7.          Indemnification.

(a)        Licensee assumes liability for and hereby agrees to defend, indemnify, protect, and save, keep and hold Licensor, its parent companies and their affiliates and their respective shareholders, directors, officers, employees, representatives, agents, affiliates, servants, successors, and assigns harmless from and against all claims for any and all losses, liabilities, damages, injuries, costs, expenses, attorneys’ fees, court costs and other amounts (collectively, “Losses”) arising out of (i) Licensee’s breach of this Agreement, (ii) the failure of any representation or warranty of Licensee contained in this Agreement to be correct, or (iii) the actions of Licensee or its affiliated companies or any of their respective shareholders, directors, officers, employees, representatives, agents, affiliates, servants, successors or assigns.

(b)        Licensor assumes liability for and hereby agrees to defend, indemnify, protect, and save, keep and hold Licensee, its parent companies and their affiliates and their respective shareholders, directors, officers, employees, representatives, agents, affiliates, servants, successors, and assigns harmless from and against all claims for any and all losses, liabilities, damages, injuries, costs, expenses, attorneys’ fees, court costs and other amounts (collectively, “Losses”) arising out of (i) Licensor’s breach of this Agreement, or (ii) the failure of any representation or warranty of Licensor contained in this Agreement to be correct.

8.         Assignment.  This Agreement, upon execution by both Parties, shall be binding upon the Parties hereto, their heirs, successors, permitted assigns and personal representatives.  Neither Party shall assign or transfer its rights or obligations under this Agreement without the consent of the other Party, which consent not to be unreasonably withheld or delayed.  Any assignment in contravention of this Section 8 shall be void.

9.         Severability; Entire Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law or otherwise unenforceable, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.  Except as expressly provided otherwise herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all proposals, oral or written, all prior and contemporaneous negotiations and other communications between the Parties with respect to the subject matter hereof.

10.        Amendment.  No modifications, alterations or waivers of any provisions contained herein shall be binding upon the Parties unless evidenced in writing signed by duly authorized representatives of both Parties.  Except as otherwise specifically provided herein, no other third party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.

11.        Governing Law.  This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of law.

12.        Waiver.  No waiver by any part of any breach or nonperformance of any provision or obligations of this Agreement shall be deemed dot be a waiver of any preceding or succeeding breach of the same or any provision of this Agreement.

13.        Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be treated as an original but all of which, when taken together, shall constitute one and the same instrument.  A signature delivered via facsimile or portable document format will be afforded treatment as an original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Pulteney Street Capital Management, LLC By: _________________________ Name: Position:	Congressional Effect Management, LLC By: _________________________ Name: Position:
Congressional Effect Family of Funds By: _________________________ Name: Position:	Eric Singer By: _________________________

EXHIBIT 2.7(a)

Form of Platform Approval Statement

PLATFORM APPROVAL STATEMENT
PULTENEY STREET FAMILY OF FUNDS

Name of Platform	Date of Approval	Fees for Platform

EXHIBIT 2.7(b)

Form of Earnout Statement

EARNOUT STATEMENT
PULTENEY STREET FAMILY OF FUNDS
FOR [INSERT EARNOUT CALCULATION DATE]

Name of Fund Investor	AUM

DISCLOSURE SCHEDULES

SECTION 3.4(b)

Consent of the Board of Trustees of the Trusts and Consent of the Shareholders as required under Section 15(c) of the Investment Company Act of 1940

SECTION 3.5(b)

Investment Advisory Agreement – None
Expense Limitation Agreement: None

Note:	Seller is responsible for certain charges assessed by Schwab and Vanguard which Seller will settle.

SECTION 3.6

Seller requested, and the Fund and Trust approved, an increase in the expense cap under the Expense Limitation Agreement to 3.00%, subject to such exemptions as are set forth therein. Accordingly, Seller and the Trust entered into an Amended and Restated Expense Limitation Agreement effective February 1, 2014 (as noticed to shareholders on January 21, 2014.

SECTION 3.9(b)

None

SECTION 3.11

None

SECTION 3.12(a)

[REDACTED]

SECTION 3.12(f)

None

SECTION 3.13

None